Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Announces Results for the Second Quarter Ended June 30, 2013

LIVONIA, Mich., July 25, 2013: Valassis (NYSE: VCI) today announced financial results for the second quarter ended June 30, 2013. Second-quarter 2013 revenues were $495.9 million, a decrease of 8.2% from $540.2 million in the prior year quarter. This decrease was due primarily to an anticipated decline in revenues in the Neighborhood Targeted segment resulting from the change in certain client contracts to a fee-based media placement model, as well as the discontinuance of the sampling and solo direct mail products. Without the effect of these changes, second-quarter 2013 adjusted revenues* increased 1.2%.

Second-quarter 2013 net earnings were $26.8 million, which included $0.9 million net of tax, of restructuring costs, an increase of 23.5% from $21.7 million in the prior year quarter, which included $10.7 million net of tax, of restructuring costs and asset impairments resulting from the exit of the newspaper polybag advertising and sampling and solo direct mail businesses and other non-recurring charges. Excluding these restructuring costs, asset impairments and other non-recurring charges, second-quarter 2013 adjusted net earnings* were $27.7 million and second-quarter 2012 adjusted net earnings* were $32.4 million.

Second-quarter 2013 diluted earnings per share (EPS) was $0.68, which included the negative impact of the aforementioned restructuring costs of $0.02, an increase of 33.3% from $0.51 in the prior year quarter, which included the negative impact of the aforementioned restructuring costs, asset impairments and other non-recurring charges of $0.25. Excluding these charges, second-quarter 2013 adjusted diluted EPS* was $0.70 and second-quarter 2012 adjusted diluted EPS* was $0.76. Second-quarter 2013 adjusted EBITDA* was $66.2 million, a decrease of 13.8% from $76.8 million in the prior year quarter.

“Despite a challenging first half, we remain committed and focused on improving our execution,” said Rob Mason, Valassis President and Chief Executive Officer. “Based on our back-half plan and current forecast, I believe we are on the right path to achieve our full-year 2013 guidance.”

Some additional highlights include:

•

Selling, General and Administrative (SG&A) Costs: Second-quarter 2013 SG&A costs were $77.7 million (which included $0.9 million in restructuring costs), compared to the prior year quarter SG&A costs of $83.5 million (which included $6.0 million in restructuring and other non-recurring costs).

•	Capital Expenditures: Capital expenditures for second-quarter 2013 were $7.1 million.

•

Return of Capital: During second-quarter 2013, we returned approximately $44.2 million to shareholders through a combination of stock repurchases and the payment of a cash dividend. Under our stock repurchase program, we repurchased $32.2 million or 1.3 million shares of our common stock, at an average price of $25.53 per share. We paid a cash dividend of $0.31 per share of common stock, for a total of approximately $12.0 million.

•	Liquidity:

•	We reduced total debt by $18.8 million during second-quarter 2013 (including a voluntary payment of $15.0 million), and we ended the quarter with net debt (total debt less cash) of $476.4 million.

•	At June 30, 2013, we had $88.6 million in cash.

Outlook

Based on our plan and current outlook, we reiterate full-year 2013 guidance as follows:

•	diluted earnings per share (EPS) of between $3.05 and $3.20,

•	adjusted EBITDA* of between $290.0 million and $300.0 million, and

•	capital expenditures of approximately $25 million.

2013 Planned Uses of Cash:

•

Stock repurchase program: We assume the use of approximately 35-40% of free cash flow* for stock repurchases during 2013. Our stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

•	Quarterly dividend: In December 2012, the Board approved a cash dividend policy pursuant to which Valassis intends to pay a quarterly cash dividend to holders of its common stock. The dividend for the quarter ended June 30, 2013 was $0.31 per share of common stock.

Business Segment Discussion

•

Shared Mail: Revenues for the second quarter of 2013 were $335.9 million, a decrease of 3.7% compared to the prior year quarter. Segment profit for the quarter was $43.9 million, a decrease of 16.1% compared to the prior year quarter. The declines in segment results were driven primarily by volume decreases.

•

Free-standing Inserts (FSI): Revenues for the second quarter of 2013 were $80.2 million, an increase of 13.8% compared to the prior year quarter. Segment profit for the quarter was $9.4 million, an increase of 28.8% compared to the prior year quarter. Segment results for the quarter were positively impacted by an increase in page volume and cost efficiencies.

•

Neighborhood Targeted: Revenues for the second quarter of 2013 were $28.9 million, a decrease of 62.7% compared to the prior year quarter, primarily due to the change in certain client contracts to a fee-based media placement model. Segment loss for the quarter was $1.5 million compared to segment loss in the prior year quarter of $2.4 million, due primarily to an improved cost structure and the exit of the sampling business in the prior year quarter.

•

International, Digital Media & Services (IDMS): Revenues for the second quarter of 2013 were $50.9 million, an increase of 17.3% compared to the prior year quarter, driven by growth in our in-store and digital businesses. Segment loss for the quarter was $0.5 million, compared to segment profit of $2.3 million in the prior year quarter, primarily due to continued investment in our in-store and digital businesses.

Segment Results Summary

	Three Months Ended June 30,
Segment Revenues ($ in millions)	2013	2012	% Change
Shared Mail	$335.9	$348.8	-3.7%
Free-standing Inserts	$80.2	$70.5	13.8%
Neighborhood Targeted	$28.9	$77.5	-62.7%
International, Digital Media & Services	$50.9	$43.4	17.3%
Total Segment Revenues	$495.9	$540.2	-8.2%

	Three Months Ended June 30,
Segment Profit (Loss) ($ in millions)	2013	2012	% Change
Shared Mail	$43.9	$52.3	-16.1%
Free-standing Inserts	$9.4	$7.3	28.8%
Neighborhood Targeted	($1.5)	($2.4)	37.5%
International, Digital Media & Services	($0.5)	$2.3	-121.7%
Total Segment Profit	$51.3	$59.5	-13.8%

Conference Call Information

We will hold an investor call today to discuss our second-quarter 2013 results at 11 a.m. (EDT). The call-in number is 877-941-8609 (Conference ID: 4624846). The call will be simulcast on our website at www.valassis.com. This earnings release, webcast and a transcript of the conference call will be archived on our website under “Investors.”

*Non-GAAP Financial Measures

We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, impairment charges, restructuring costs and other non-recurring charges, depreciation, amortization, and stock-based compensation expense. We define adjusted revenues as revenues excluding revenues related to (i) certain client contracts in 2012 to which we were a principal and recorded revenues on a gross basis that, in 2013, transitioned to a fee-based media placement model and were recorded on a net basis, and (ii) discontinued products. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect, net of tax, of loss on extinguishment of debt and related charges, and restructuring costs, asset impairments and other non-recurring charges. We define free cash flow as net earnings before depreciation, amortization and stock-based compensation expense, less capital expenditures. Adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as performance criteria for incentive compensation. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and free cash flow do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

•

adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

•

free cash flow does not represent the residual cash flow available for discretionary expenditures because certain non-discretionary expenditures like mandatory debt service requirements are not deducted from the measure; and

•

other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted revenues, adjusted net earnings, adjusted diluted EPS and free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Adjusted Net Earnings and Adjusted Diluted EPS to Net Earnings and Diluted EPS

($ in millions except for per share data)

	Three Months Ended June 30,
	2013		2012
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
As reported	$26.8	$0.68	$21.7	$0.51
Exclude, net of tax:
Restructuring costs, asset impairments and other non-recurring charges	0.9	0.02	10.7	0.25

As adjusted	$27.7	$0.70	$32.4	$0.76

Reconciliation of Adjusted Revenues to Revenues

($ in millions)

	Three Months Ended June 30,
	2013	2012
Revenues, as reported	$495.9	$540.2
Adjustment to a net basis of revenues previously contracted and recorded as principal on a gross basis in 2012	—	(47.9)
Adjustment for discontinued products	—	(2.2)

Adjusted Revenues	$495.9	$490.1

Reconciliation of Full-year 2013 Adjusted EBITDA Guidance to Full-year 2013 Net Earnings Guidance(1)

	Full-year 2013 Guidance ($ in millions)
	Low End	High End
Net Earnings	$121.1	$127.3
plus: Interest expense, net	29.6	29.6
Income taxes	74.3	78.1
Depreciation and amortization	48.6	48.6
Other non-cash expenses (income), net	—	—

EBITDA	$273.6	$283.6
plus: Stock-based compensation expense	15.0	15.0
Restructuring costs	1.4	1.4

Adjusted EBITDA	$290.0	$300.0

Reconciliation of Full-year 2013 Free Cash Flow to Full-year 2013 Net Earnings Guidance(1)

	Full-year 2013 Guidance ($ in millions)
	Low End	High End
Net Earnings	$121.1	$127.3
plus: Depreciation and amortization	48.6	48.6
Stock-based compensation expense	15.0	15.0
less: Capital expenditures	(25.0)	(25.0)

Free cash flow	$159.7	$165.9

(1)

Due to the forward-looking nature of adjusted EBITDA and free cash flow, information to reconcile adjusted EBITDA and free cash flow to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flows from Operating Activities

($ in millions)

Unaudited

	Three Months Ended June 30,
	2013	2012
Net Earnings - GAAP	$26.8	$21.7

plus: Income taxes	16.3	14.0
Interest expense, net	7.4	6.7
Depreciation and amortization	11.4	14.4
Other non-cash expense (income), net	(0.6)	0.3

EBITDA	$61.3	$57.1
Restructuring costs, asset impairments and other non-recurring charges	1.4	17.2
Stock-based compensation expense	3.5	2.5

Adjusted EBITDA	$66.2	$76.8

Income taxes	(16.3)	(14.0)
Interest expense, net	(7.4)	(6.7)
Changes in operating assets and liabilities	17.5	(0.7)

Cash Flows from Operating Activities	$60.0	$55.4

About Valassis

Valassis (NYSE: VCI) is a leader in intelligent media delivery, providing over 15,000 advertisers proven and innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. Valassis subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. Valassis consumer brands include RedPlum® and save.com. Its signature Have You Seen Me?® program delivers hope to missing children and their families. To learn more, visit Valassis.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; possible consolidation in our client base, a significant decrease in the number of stores in our in-store retailer network or a shift in client preferences for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation and/or increased competition from new media formats including digital; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; governmental regulation or litigation affecting aspects of our business, including laws and regulations related to the internet, internet-related technologies and activities, privacy and data security; potential security measure breaches or attacks; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; a reduction in, or discontinuance of, dividend payments or stock repurchases; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Mary Broaddus, Director, Investor Relations and Corporate Communications

734-591-7375

broaddusm@valassis.com

or

April Masters

Manager, Investor Relations

734-432-2778

mastersa@valassis.com

VALASSIS COMMUNICATIONS, INC.

Consolidated Balance Sheets

(dollars in thousands)

Unaudited

	June 30,	Dec. 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$88,645	$94,711
Accounts receivable, net	388,025	426,899
Inventories	36,052	43,253
Prepaid expenses and other	55,021	36,589

Total current assets	567,743	601,452
Property, plant and equipment, net	112,846	125,832
Goodwill	632,438	632,438
Other intangible assets, net	207,713	215,171
Other assets	13,668	14,142

Total assets	$1,534,408	$1,589,035

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion long-term debt	$30,000	$22,500
Accounts payable	268,009	281,320
Progress billings	37,259	39,595
Accrued expenses	97,431	107,467

Total current liabilities	432,699	450,882
Long-term debt	535,004	565,061
Deferred income taxes	57,842	57,258
Other non-current liabilities	40,130	42,271

Total liabilities	1,065,675	1,115,472
Stockholders’ equity:
Common stock	654	654
Additional paid-in capital	96,089	102,373
Retained earnings	1,153,275	1,128,540
Accumulated other comprehensive income	2,889	3,574
Treasury stock, at cost	(784,174)	(761,578)

Total stockholders’ equity	468,733	473,563

Total liabilities and stockholders’ equity	$1,534,408	$1,589,035

More tables to follow . . .

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Three Months Ended
	June 30,		%
	2013	2012	Change
Revenues	$495,887	$540,238	-8.2%
Costs and expenses:
Cost of sales	364,543	403,727	-9.7%
Selling, general and administrative	77,723	83,523	-6.9%
Amortization expense	3,729	3,156	18.2%
Impairment charge	—	7,585	-100.0%

Total costs and expenses	445,995	497,991	-10.4%

Operating income	49,892	42,247	18.1%
Other expenses and income:
Interest expense	7,498	6,755	11.0%
Interest income	(46)	(70)	-34.3%
Other income, net	(621)	(77)	706.5%

Total other expenses, net	6,831	6,608	3.4%

Earnings before income taxes	43,061	35,639	20.8%
Income tax expense	16,275	13,932	16.8%

Net earnings	$26,786	$21,707	23.4%

Net earnings per common share, diluted	$0.68	$0.51	33.3%
Weighted average common shares, diluted	38,951	42,719	-8.8%
Supplementary Data
Amortization	3,729	3,156
Depreciation	7,689	11,231
Stock-based Compensation	3,509	2,515
Capital Expenditures	7,066	2,507

VALASSIS COMMUNICATIONS, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

Unaudited

	Six Months Ended
	June 30,		%
	2013	2012	Change
Revenues	$978,409	$1,058,823	-7.6%
Costs and expenses:
Cost of sales	725,311	792,621	-8.5%
Selling, general and administrative	154,055	161,140	-4.4%
Amortization expense	7,458	6,312	18.2%
Impairment charge	—	7,585	-100.0%

Total costs and expenses	886,824	967,658	-8.4%

Operating income	91,585	91,165	0.5%
Other expenses and income:
Interest expense	15,177	13,809	9.9%
Interest income	(108)	(128)	-15.6%
Other income, net	(923)	(774)	19.3%

Total other expenses, net	14,146	12,907	9.6%

Earnings before income taxes	77,439	78,258	-1.0%
Income tax expense	28,984	30,130	-3.8%

Net earnings	$48,455	$48,128	0.7%

Net earnings per common share, diluted	$1.21	$1.11	9.0%
Weighted average common shares, diluted	39,379	43,382	-9.2%
Supplementary Data
Amortization	7,458	6,312
Depreciation	17,247	22,785
Stock-based Compensation	6,495	4,802
Capital Expenditures	10,408	11,770

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